Exhibit 99.1

MFA
FINANCIAL, INC.

One Vanderbilt Ave
New York, New York 10017

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 23, 2023		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces Fourth Quarter 2022 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the fourth quarter ended December 31, 2022.

Fourth Quarter 2022 financial results update:

●	MFA generated a GAAP loss for the fourth quarter of ($1.5) million, or $(0.02) per common share. Distributable Earnings, a non-GAAP financial measure, was $49.4 million, or $0.48 per common share.

●	GAAP book value at December 31, 2022 was $14.87 per common share, while Economic book value, a non-GAAP financial measure of MFA’s financial position, was $15.55 per common share at quarter-end.

●	Financing cost (including the impact of hedging) for the fourth quarter of 3.7% was relatively unchanged from the prior quarter, despite the Fed increasing interest rates by 125 basis points during the fourth quarter and by 200 basis points since its September 2022 meeting, due to our strategic focus on hedging and liability management.

●	As of December 31, 2022, recourse leverage was 1.8x and portfolio sensitivity to interest rate changes remained relatively low with net duration of 0.99. Throughout 2022 we prioritized maintaining prudent levels of liquidity in light of the challenging interest rate environment. We closed the year with unrestricted cash of $334 million.

●	At December 31, 2022, MFA’s residential whole loan portfolio totaled $7.5 billion. Fourth quarter loan acquisition activity of $480.6 million included $378.9 million of funded originations of Business Purpose loans (including draws on Transitional loans) and $101.7 million of Non-QM loan acquisitions. Full year acquisition loan activity was $3.1 billion and included $2.0 billion of funded originations of Business Purpose loans (including draws on Transitional loans) and $1.1 billion of Non-QM loan acquisitions.

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●	MFA’s residential whole loan portfolio has benefited from strong home price appreciation (HPA) and loan amortization. At December 31, 2022, the portfolio has an estimated weighted average current loan-to-value ratio (LTV) of 58%. Loan delinquencies trended down across the portfolio during 2022. Measured as a percentage of the unpaid principal balance, 3.1% of the Purchased Performing Loan portfolio was 60 or more days delinquent at the end of the fourth quarter, down from 4.2% as of December 31, 2021. For Purchased Credit Deteriorated and Purchased Non-Performing loans, 31.6% were 60 or more days delinquent at the end of the fourth quarter, down from 36.7% as of December 31, 2021. The estimated weighted average current LTV of all loans in the portfolio that are 60 or more days delinquent at December 31, 2022 is 62%.

●	Continued interest rate volatility and generally wider spreads during the fourth quarter resulted in losses of $68.8 million on MFA’s residential whole loans that are measured at fair value through earnings. These losses were partially offset by unrealized gains on securitized debt measured at fair value through earnings, as well as gains on derivatives used for risk management purposes totaling $44.5 million.

●	Net interest income for the fourth quarter was $55.7 million. Interest income from residential whole loans increased 9% to $125.0 million as compared to the immediately prior quarter. Net interest income this quarter also included approximately $7.8 million in connection with the redemption of a MSR note at par. For the fourth quarter, the overall net interest spread generated by all of MFA’s interest-bearing assets, including the positive carry on our swaps, increased to 2.21%. Adjusting for the impact of the MSR note redemption, the overall net interest spread was 1.89%, compared to 1.64% in the immediately prior quarter, an increase of approximately 15%.

●	On January 31, 2023, MFA paid a regular cash dividend for the fourth quarter of $0.35 per share of common stock.

Commenting on the fourth quarter, Craig Knutson, MFA’s CEO and President said, “While rates ended the fourth quarter only slightly higher than at September 30, the fourth quarter was another very volatile period for fixed income and mortgages in particular. Two-year Treasuries began the fourth quarter at 4.28% and sold off to 4.72% in early November before rallying back to end the year at 4.43%. After beginning the quarter at 3.83%, ten-year Treasuries hit a high for the year of 4.24% in late October before rallying back to close the year at 3.87%. Agency mortgage spreads widened out to the widest levels since the Great Financial Crisis in late October, and securitization markets, while not closed, were dysfunctional as spreads on even AAA cash flows widened more than Agency MBS spreads. Nonetheless, as we had done all year, our team at MFA protected book value and preserved capital, as we awaited more favorable market conditions.”

Mr. Knutson continued, “Our book value was relatively flat in the fourth quarter. Although mortgage REIT book values are down substantially since the beginning of 2022, our book value performance and economic returns for the year were better than most in our peer group. Our focus has been on maintaining substantial liquidity, fortifying our balance sheet by continuing to increase non-mark-to-market financing for our loan portfolio and decreasing our sensitivity to future interest rate increases. We stated on our third quarter earnings call that 99% of our asset-based financing costs were effectively fixed, either through securitizations or interest rate swaps. To illustrate how impactful this positioning was, our fourth quarter 2022 cost of funds (including the impact of swaps) was 3.7%, which is only 10 basis points higher than our third quarter cost of funds. This is despite the fact that the Fed raised rates by 125 basis points in the fourth quarter and by 200 basis points since its September 2022 meeting. We ended the year with unrestricted cash of $334 million, which is approximately 17% of our equity, and currently have approximately $1.9 billion of unused financing capacity across all loan product types. Finally, our loan portfolio has significant embedded home price appreciation, which, when combined with principal amortization, lowers the average LTV of our mortgage loan portfolio to approximately 58%.”

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Mr. Knutson added, “Our Lima One subsidiary produced a record $2.3 billion of originations in 2022, a 42% increase over 2021, and contributed approximately 65% of our asset acquisitions during 2022. We believe that these organically-produced business purpose loans have strong credit characteristics and provide attractive yields that we could not obtain through third party purchases. Lima One’s current origination pipeline has a weighted average coupon of over 10%. Although fourth quarter origination volume declined 37% from the third quarter, this was due to higher coupons and tighter underwriting standards that we implemented throughout 2022 to reflect higher interest rates and economic uncertainty. When market conditions improve, Lima One’s operational capacity should position us to increase production quickly and efficiently.”

Q4 2022 Portfolio Activity

Loan acquisitions were $480.6 million, including $378.9 million of funded originations of Business Purpose loans (including draws on Transitional loans) and $101.7 million of Non-QM loan acquisitions, partially offset by portfolio run-off and asset valuation declines. In addition, near the end of the quarter, we entered into transactions to sell the majority of our holdings of Agency Eligible Investor loans and deconsolidate securitization trusts that hold previously securitized Agency Eligible Investor loans. As a result of these transactions, our reported portfolio of Agency Eligible Investor loans decreased by approximately $780 million, which drove the overall $572.0 million decrease in MFA’s residential mortgage investment portfolio for the fourth quarter.

At December 31, 2022, our investments in residential whole loans totaled $7.5 billion. Of this amount, $6.3 billion are Purchased Performing Loans, $448.9 million are Purchased Credit Deteriorated Loans and $796.1 million are Purchased Non-performing Loans. Overall yields on our residential whole loans increased over the quarter resulting in a net interest spread of 2.06%, a 13.8% increase over the immediately prior quarter. During the quarter, we recognized approximately $125.0 million of Interest Income on residential whole loans in our consolidated statements of operations, representing a yield of 5.62%. Purchased Performing Loans generated a yield of 5.04%, Purchased Credit Deteriorated Loans generated a yield of 6.59% and Purchased Non-performing Loans generated a yield of 11.15%. Interest income from our residential whole loan portfolio increased on a sequential quarter basis by over 9%. Loan delinquencies have remained relatively low and trended down across the portfolio during 2022. Measured as a percentage of the unpaid principal balance, 3.1% of the Purchased Performing Loan portfolio was 60 or more days delinquent at the end of the fourth quarter, down from 4.2% as of December 31, 2021. For Purchased Credit Deteriorated and Purchased Non-Performing loans, 31.6% were 60 or more days delinquent at the end of the fourth quarter, down from 36.7% as of December 31, 2021. The estimated weighted average current LTV of loans that are 60 or more days delinquent at December 31, 2022 is 62%.

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Lima One continued to perform well, funding more than $268.1 million of new business purpose loans with a maximum loan amount of approximately $406 million. Further, $110.8 million of draws were funded on previously originated Transitional loans. For the quarter, Lima One generated approximately $9.2 million of origination, servicing, and other fee income.

During the quarter we completed one loan securitization, with $234.8 million UPB of Single-Family Rental loans sold. Subsequent to the end of the quarter we completed three additional securitizations, selling $313.7 million UPB of Non-QM loans, $203.9 million UPB of Single Family Rental loans and $150.6 million UPB of Transitional loans.

During the fourth quarter we maintained our position in interest rate swaps at a notional amount of $3.2 billion. At December 31, 2022, these swaps had a weighted average fixed pay interest rate of 1.69% and a weighted average variable receive interest rate of 4.30%. After including the impact of these swaps, as well as the effect of securitized and other fixed rate debt, we estimate that the net effective duration of our investment portfolio at December 31, 2022 was 0.99.

We also continued to reduce our REO portfolio, selling 83 properties in the fourth quarter for aggregate proceeds of $28.8 million and generating $7.4 million of gains. For 2022, we sold 416 properties for aggregate proceeds of $133.8 million and generated $28.7 million of gains.

At the end of the fourth quarter, MFA held $333.4 million of Securities, at fair value, including $131.7 million of Agency MBS, $97.9 million of MSR-related assets, $79.2 million of CRT securities and $24.6 million of Non-Agency MBS securities recorded in connection with the deconsolidation of Agency Eligible Investor loan securitizations.

General and Administrative and other expenses

For the three months ended December 31, 2022, MFA’s compensation and benefits expense and other general and administrative expenses were $24.8 million. Expenses for the quarter included $13.0 million of compensation and other general and administrative expenses recorded at Lima One. Compensation related expenses were approximately $4.0 million lower than the immediately prior quarter due to lower incentive compensation expense in connection with the final determination of annual incentive awards and lower sales commission expense at Lima One due to lower origination volume in the fourth quarter.

Segment reporting

Included in this press release is information on our reportable segments, including GAAP Net Income and Distributable Earnings for each segment for the three month periods ended September 30 and December 31, 2022 and segment assets as of December 31, 2021 and December 31, 2022.

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The following table presents MFA’s asset allocation as of December 31, 2022, and the fourth quarter 2022 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At December 31, 2022	Purchased Performing Loans (1)	Purchased Credit Deteriorated Loans (2)	Purchased Non- Performing Loans	Securities, at fair value	Real Estate Owned	Other, net (3)	Total
(Dollars in Millions)
Fair Value/Carrying Value	$6,274	$449	$796	$333	$131	$675	$8,658
Receivable/(Payable) for Unsettled Transactions	276	—	—	(132)	—	—	144
Financing Agreements with Non-mark-to-market Collateral Provisions	(862)	(37)	(96)	—	(9)	—	(1,004)
Financing Agreements with Mark-to-market Collateral Provisions	(1,893)	(89)	(113)	(112)	(16)	—	(2,223)
Securitized Debt	(2,758)	(249)	(334)	—	(17)	—	(3,358)
Convertible Senior Notes	—	—	—	—	—	(228)	(228)
Net Equity Allocated	$1,037	$74	$253	$89	$89	$447	$1,989
Debt/Net Equity Ratio (4)	5.3	x	5.1	x	2.1	x	2.7	x	0.5	x	3.5	x

For the Quarter Ended December 31, 2022
Yield on Average Interest Earning Assets (5)	5.04%	6.59%	11.15%	30.33%	N/A	5.91%
Less Average Cost of Funds (6)	(3.70)	(2.13)	(3.01)	(5.47)	(4.76)	(3.70)
Net Interest Rate Spread	1.34%	4.46%	8.14%	24.86%	(4.76)%	2.21%

(1)	Includes $3.4 billion of Non-QM loans, $1.4 billion of Transitional loans, $1.4 billion of Single-family rental loans, $82.9 million of Seasoned performing loans, and $51.1 million of Agency eligible investor loans. At December 31, 2022, the total fair value of these loans is estimated to be approximately $6.2 billion.
(2)	At December 31, 2022, the total fair value of these loans is estimated to be approximately $468.8 million.
(3)	Includes $334.2 million of cash and cash equivalents, $159.9 million of restricted cash, and $28.3 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.
(4)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements and payable for unsettled transactions noted above as a multiple of net equity allocated.
(5)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At December 31, 2022, the amortized cost of our Securities, at fair value, was $313.4 million. In addition, the yield for residential whole loans was 5.60%, net of two basis points of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.
(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes and securitized debt. Cost of funding also includes the impact of the net carry (the difference between swap interest income received and swap interest expense paid) on our Swaps. While we have not elected hedge accounting treatment for Swaps and accordingly net carry is not presented in interest expense in our consolidated statement of operations, we believe it is appropriate to allocate net carry to the cost of funding to reflect the economic impact of our interest rate swap agreements (or Swaps) on the funding costs shown in the table above. For the quarter ended December 31, 2022, this decreased the overall funding cost by 84 basis points for our overall portfolio, 89 basis points for our Residential whole loans, 87 basis points for our Purchased Performing Loans, 141 basis points for our Purchased Credit Deteriorated Loans, and 76 basis points for our Purchased Non-Performing Loans.

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The following table presents the activity for our residential mortgage asset portfolio for the three months ended December 31, 2022:

Table 2 - Investment Portfolio Activity Q4 2022

(In Millions)	September 30, 2022	Runoff (1)	Acquisitions (2)	Other (3)	December 31, 2022	Change
Residential whole loans and REO	$8,327	$(326)	$480	$(832)	$7,649	$(678)
Securities, at fair value	227	(49)	156	(1)	333	106
Totals	$8,554	$(375)	$636	$(833)	$7,982	$(572)

(1)	Primarily includes principal repayments and sales of REO.
(2)	Includes draws on previously originated Transitional loans.
(3)	Primarily includes the impact of transactions that resulted in the sale of previously non-securitized Agency Eligible Investor loans and deconsolidation of Agency Eligible Investor loan securitizations, changes in fair value and changes in the allowance for credit losses.

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The following tables present information on our investments in residential whole loans.

Table 3 - Portfolio composition

	Held at Carrying Value		Held at Fair Value		Total
(Dollars in Thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Purchased Performing Loans:
Non-QM loans	$987,282	$1,448,162	$2,372,548	$2,013,369	$3,359,830	$3,461,531
Transitional loans (1)	75,188	217,315	1,342,032	517,530	1,417,220	734,845
Single-family rental loans	210,833	331,808	1,165,741	619,415	1,376,574	951,223
Seasoned performing loans	82,932	102,041	—	—	82,932	102,041
Agency eligible investor loans	—	—	51,094	1,082,765	51,094	1,082,765
Total Purchased Performing Loans	$1,356,235	$2,099,326	$4,931,415	$4,233,079	$6,287,650	$6,332,405

Purchased Credit Deteriorated Loans	$470,294	$547,772	$—	$—	$470,294	$547,772

Allowance for Credit Losses	$(35,314)	$(39,447)	$—	$—	$(35,314)	$(39,447)

Purchased Non-Performing Loans	$—	$—	$796,109	$1,072,270	$796,109	$1,072,270

Total Residential Whole Loans	$1,791,215	$2,607,651	$5,727,524	$5,305,349	$7,518,739	$7,913,000

Number of loans	7,126	9,361	16,717	14,734	23,843	24,095

(1)	As of December 31, 2022 includes $784.9 million of loans collateralized by one-to-four family residential properties and $632.3 million of loans collateralized by multi-family properties. As of December 31, 2021, includes $521.0 million of loans collateralized by one-to-four family residential properties and $213.9 million of loans collateralized by multi-family properties.

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Table 4 - Yields and average balances

	For the Three-Month Period Ended
(Dollars in Thousands)	December 31, 2022			September 30, 2022			December 31, 2021
	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$41,621	$3,767,900	4.42%	$40,658	$3,743,940	4.34%	$28,902	$3,002,644	3.85%
Transitional loans	26,134	1,335,471	7.83%	19,342	1,126,178	6.87%	9,214	652,663	5.65%
Single-family rental loans	20,237	1,483,529	5.46%	18,998	1,391,769	5.46%	10,684	828,183	5.16%
Seasoned performing loans	1,283	84,876	6.05%	1,227	89,458	5.49%	1,423	106,065	5.37%
Agency eligible investor loans	7,631	1,021,007	2.99%	7,542	1,035,266	2.91%	8,046	1,065,062	3.02%
Total Purchased Performing Loans	96,906	7,692,783	5.04%	87,767	7,386,611	4.75%	58,269	5,654,617	4.12%

Purchased Credit Deteriorated Loans	7,830	474,971	6.59%	7,916	487,918	6.49%	10,033	561,262	7.15%

Purchased Non-Performing Loans	20,252	726,303	11.15%	18,732	761,706	9.84%	22,010	895,472	9.83%

Total Residential Whole Loans	$124,988	$8,894,057	5.62%	$114,415	$8,636,235	5.30%	$90,312	$7,111,351	5.08%

Table 5 - Net Interest Spread

	For the Three-Month Period Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Purchased Performing Loans
Net Yield (1)	5.04%	4.75%	4.12%
Cost of Funding (2)	3.70%	3.60%	2.24%
Net Interest Spread	1.34%	1.15%	1.88%

Purchased Credit Deteriorated Loans
Net Yield (1)	6.59%	6.49%	7.15%
Cost of Funding (2)	2.13%	2.72%	2.32%
Net Interest Spread	4.46%	3.77%	4.83%

Purchased Non-Performing Loans
Net Yield (1)	11.15%	9.84%	9.83%
Cost of Funding (2)	3.01%	2.86%	2.53%
Net Interest Spread	8.14%	6.98%	7.30%

Total Residential Whole Loans
Net Yield (1)	5.62%	5.30%	5.08%
Cost of Funding (2)	3.56%	3.49%	2.28%
Net Interest Spread	2.06%	1.81%	2.80%

(1)	Reflects annualized interest income on Residential whole loans divided by average amortized cost of Residential whole loans. Excludes servicing costs.

(2)	Reflects annualized interest expense divided by average balance of agreements with mark-to-market collateral provisions (repurchase agreements), agreements with non-mark-to-market collateral provisions, and securitized debt. Cost of funding shown in the table above includes the impact of the net carry (the difference between swap interest income received and swap interest expense paid) on our Swaps. While we have not elected hedge accounting treatment for Swaps, and, accordingly, net carry is not presented in interest expense in our consolidated statement of operations, we believe it is appropriate to allocate net carry to the cost of funding to reflect the economic impact of our Swaps on the funding costs shown in the table above. For the quarter ended December 31, 2022, this decreased the overall funding cost by 89 basis points for our Residential whole loans, 87 basis points for our Purchased Performing Loans, 141 basis points for our Purchased Credit Deteriorated Loans, and 76 basis points for our Purchased Non-Performing Loans. For the quarter ended September 30, 2022, this decreased the overall funding cost by 20 basis points for our Residential whole loans, 19 basis points for our Purchased Performing Loans, 43 basis points for our Purchased Credit Deteriorated Loans, and 24 basis points for our Purchased Non-Performing Loans. For the quarter ended December 31, 2021, this increased the overall funding cost by 5 basis points for our Residential whole loans, 5 basis points for our Purchased Performing Loans, 9 basis points for our Purchased Credit Deteriorated Loans, and 2 basis points for our Purchased Non-Performing Loans.

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Table 6 - Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	For the Year Ended December 31, 2022
(Dollars In Thousands)	Non-QM Loans	Transitional Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2021	$8,289	$6,881	$1,451	$46	$22,780	$39,447
Current provision	(909)	(1,460)	(122)	(1)	(975)	(3,467)
Write-offs	(51)	(219)	(27)	—	(226)	(523)
Allowance for credit losses at March 31, 2022	$7,329	$5,202	$1,302	$45	$21,579	$35,457
Current provision/(reversal)	(199)	(23)	174	1	1,877	1,830
Write-offs	—	(118)	(184)	—	(58)	(360)
Allowance for credit losses at June 30, 2022	$7,130	$5,061	$1,292	$46	$23,398	$36,927
Current provision/(reversal)	(242)	583	83	3	120	547
Write-offs	—	(114)	(61)	—	(107)	(282)
Allowance for credit losses at September 30, 2022	$6,888	$5,530	$1,314	$49	$23,411	$37,192
Current provision/(reversal)	471	(13)	(37)	(1)	(1,996)	(1,576)
Write-offs	—	(294)	—	—	(8)	(302)
Allowance for credit losses at December 31, 2022	$7,359	$5,223	$1,277	$48	$21,407	$35,314

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	For the Year Ended December 31, 2021
(Dollars In Thousands)	Non-QM Loans	Transitional Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833
Current provision	(6,523)	(3,700)	(1,172)	(41)	(10,936)	(22,372)
Write-offs	—	(1,003)	—	—	(214)	(1,217)
Allowance for credit and valuation losses at March 31, 2021	$14,545	$13,668	$2,746	$66	$32,219	$63,244
Current provision/(reversal)	(2,416)	(1,809)	(386)	(9)	(3,963)	(8,583)
Write-offs	(37)	(255)	—	—	(108)	(400)
Allowance for credit losses at June 30, 2021	$12,092	$11,604	$2,360	$57	$28,148	$54,261
Current provision/(reversal)	(2,403)	(2,526)	(670)	(7)	(4,020)	(9,626)
Write-offs	—	(393)	(56)	—	(84)	(533)
Allowance for credit losses at September 30, 2021	$9,689	$8,685	$1,634	$50	$24,044	$44,102
Current provision/(reversal)	$(1,400)	$(706)	$(178)	$(4)	$(1,142)	$(3,430)
Write-offs	$—	$(1,098)	$(5)	$—	$(122)	$(1,225)
Allowance for credit losses at December 31, 2021	$8,289	$6,881	$1,451	$46	$22,780	$39,447

(1)	In connection with purchased Transitional loans at carrying value, the Company had unfunded commitments of $8.0 million and $18.5 million as of December 31, 2022 and 2021, respectively, with an allowance for credit losses of $29,000 and $205,000 at December 31, 2022 and 2021, respectively. Such allowance is included in “Other liabilities” in the Company’s consolidated balance sheets.

(2)	Includes $56.1 million and $87.0 million of loans that were assessed for credit losses based on a collateral dependent methodology as of December 31, 2022 and 2021, respectively.

(3)	Includes $48.5 million and $57.4 million of loans that were assessed for credit losses based on a collateral dependent methodology as of December 31, 2022 and 2021, respectively.

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Table 7 - Credit related metrics/Residential Whole Loans

December 31, 2022

							Aging by UPB
								Past Due Days
(Dollars In Thousands)	Fair Value / Carrying Value	Unpaid Principal Balance (“UPB”)	Weighted Average Coupon (2)	Weighted Average Term to Maturity (Months)	Weighted Average LTV Ratio (3)	Weighted Average Original FICO (4)	Current	30-59	60-89	90+	60+ Delinquency %
Purchased Performing Loans:
Non-QM loans	$3,352,471	$3,671,468	5.13%	351	65%	733	$3,520,671	$56,825	$32,253	$61,719	2.6%
Transitional loans (1)	1,411,997	1,431,692	7.78	12	66	746	1,348,815	6,463	2,234	74,180	5.3
Single-family rental loans	1,375,297	1,485,967	5.74	324	69	737	1,442,095	8,431	7,978	27,463	2.4
Seasoned performing loans	82,884	90,843	3.31	151	30	714	84,514	993	937	4,399	5.9
Agency eligible investor loans	51,094	61,816	3.44	344	68	757	61,816	—	—	—	—
Total Purchased Performing Loans	$6,273,743	$6,741,786	5.78%	271							3.1%

Purchased Credit Deteriorated Loans	$448,887	$554,907	4.66%	277	63%	N/A	$403,042	$48,107	$16,270	$87,488	18.7%

Purchased Non-Performing Loans	$796,109	$884,257	5.01%	277	68%	N/A	$444,045	$89,623	$40,554	$310,035	39.6%

Residential whole loans, total or weighted average	$7,518,739	$8,180,950	5.64%	272							8.1%

December 31, 2021

							Aging by UPB
								Past Due Days
(Dollars In Thousands)	Fair Value / Carrying Value	Unpaid Principal Balance (“UPB”)	Weighted Average Coupon (2)	Weighted Average Term to Maturity (Months)	Weighted Average LTV Ratio (3)	Weighted Average Original FICO (4)	Current	30-59	60-89	90+	60+ Delinquency %
Purchased Performing Loans:
Non-QM loans	$3,453,242	$3,361,164	5.07%	355	66%	731	$3,165,964	$77,581	$22,864	$94,755	3.5%
Transitional loans (1)	727,964	731,154	7.18	11	67	735	616,733	5,834	5,553	103,034	14.9
Single-family rental loans	949,772	924,498	5.46	329	70	732	898,166	2,150	695	23,487	2.6
Seasoned performing loans	101,995	111,710	2.76	162	37	722	102,047	938	481	8,244	7.8
Agency eligible investor loans	1,082,765	1,060,486	3.40	354	62	767	1,039,257	21,229	—	—	—
Total Purchased Performing Loans	$6,315,738	$6,189,012	5.05%	307							4.2%

Purchased Credit Deteriorated Loans	$524,992	$643,187	4.55%	283	69%	N/A	$456,924	$50,048	$18,736	$117,479	21.2%

Purchased Non-Performing Loans	$1,072,270	$1,073,544	4.87%	283	73%	N/A	$492,481	$87,041	$40,876	$453,146	46.0%

Residential whole loans, total or weighted average	$7,913,000	$7,905,743	4.99%	301							11.2%

(1)	As of December 31, 2022 Transitional loans includes $632.3 million of loans collateralized by multi-family properties with a weighted average term to maturity of 18 months and a weighted average LTV ratio of 73%. As of December 31, 2021, Transitional loans includes $213.9 million of loans collateralized by multi-family properties with a weighted average term to maturity of 23 months and a weighted average LTV ratio of 80%.
(2)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.
(3)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Transitional loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Transitional loans, totaling $223.2 million and $137.3 million at December 31, 2022 and 2021, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 70% and 71% at December 31, 2022 and 2021, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.
(4)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

11

Table 8 - LTV 90+ Days Delinquencies

The following table presents certain information regarding the Company’s Residential whole loans that are 90 days or more delinquent:

	December 31, 2022
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$61,812	$61,719	67.9%
Transitional loans	73,266	74,180	68.1%
Single-family rental loans	27,466	27,463	72.9%
Seasoned performing loans	4,127	4,399	42.2%
Agency eligible investor loans	—	—	—
Total Purchased Performing Loans	$166,671	$167,761

Purchased Credit Deteriorated Loans	$69,402	$87,488	74.8%

Purchased Non-Performing Loans	$296,697	$310,035	76.9%

Total Residential Whole Loans	$532,770	$565,284

	December 31, 2021
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$96,473	$94,755	64.6%
Transitional loans	103,166	103,034	67.6%
Single-family rental loans	23,524	23,487	73.4%
Seasoned performing loans	7,740	8,244	45.6%
Agency eligible investor loans	—	—	—
Total Purchased Performing Loans	$230,903	$229,520

Purchased Credit Deteriorated Loans	$95,899	$117,479	79.1%

Purchased Non-Performing Loans	$454,443	$453,146	80.2%

Total Residential Whole Loans	$781,245	$800,145

(1)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Transitional loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Transitional loans, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

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Table 9 - Shock Table

The information presented in the following “Shock Table” projects the potential impact of sudden parallel changes in interest rates on the value of our portfolio, including the impact of Swaps and securitized debt, based on the assets in our investment portfolio at December 31, 2022. Changes in portfolio value are measured as the percentage change when comparing the projected portfolio value to the base interest rate scenario at December 31, 2022.

Change in Interest Rates	Percentage Change in Portfolio Value	Percentage Change in Equity
+100 Basis Point Increase	(1.27)%	(5.54)%
+ 50 Basis Point Increase	(0.57)%	(2.48)%
Actual at December 31, 2022	—%	—%
- 50 Basis Point Decrease	0.43%	1.89%
-100 Basis Point Decrease	0.73%	3.20%

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, February 23, 2023, at 10:00 a.m. (Eastern Time) to discuss its fourth quarter 2022 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

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Cautionary Note Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements that are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to MFA’s business, financial condition, liquidity, results of operations, plans and objectives. Among the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements that we make are: general economic developments and trends and the performance of the housing, real estate, mortgage finance, broader financial markets; inflation, increases in interest rates and changes in the market (i.e., fair) value of MFA’s residential whole loans, MBS, securitized debt and other assets, as well as changes in the value of MFA’s liabilities accounted for at fair value through earnings; the effectiveness of hedging transactions; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals or whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; targeted or expected returns on our investments in recently-originated mortgage loans, the performance of which is, similar to our other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing costs associated with such investments; risks associated with the ongoing operation of Lima One Holdings, LLC (including, without limitation, unanticipated expenditures relating to or liabilities arising from its operation (including, among other things, a failure to realize management’s assumptions regarding expected growth in business purpose loan (BPL) origination volumes and credit risks underlying BPLs, including changes in the default rates and management’s assumptions regarding default rates on the BPLs originated by Lima One); expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; risks associated with our investments in MSR-related assets, including servicing, regulatory and economic risks; risks associated with our investments in loan originators; risks associated with investing in real estate assets generally, including changes in business conditions and the general economy; and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that we file with the SEC. These forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account information currently available. Readers and listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

14

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	December 31, 2022	December 31, 2021
	(unaudited)
Assets:
Residential whole loans, net ($5,727,524 and $5,305,349 held at fair value, respectively) (1)(2)	$7,518,739	$7,913,000
Securities, at fair value	333,364	256,685
Cash and cash equivalents	334,183	304,696
Restricted cash	159,898	99,751
Other assets	766,221	565,556
Total Assets	$9,112,405	$9,139,688

Liabilities:
Financing agreements ($3,898,744 and $3,266,773 held at fair value, respectively)	$6,812,086	$6,378,782
Other liabilities	311,470	218,058
Total Liabilities	$7,123,556	$6,596,840

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 101,802 and 108,138 shares issued and outstanding, respectively	1,018	1,082
Additional paid-in capital, in excess of par	3,684,291	3,775,482
Accumulated deficit	(1,717,991)	(1,279,484)
Accumulated other comprehensive income	21,341	45,578
Total Stockholders’ Equity	$1,988,849	$2,542,848
Total Liabilities and Stockholders’ Equity	$9,112,405	$9,139,688

(1)	Includes approximately $4.0 billion and $3.0 billion of Residential whole loans transferred to consolidated variable interest entities (“VIEs”) at December 31, 2022 and December 31, 2021, respectively. Such assets can be used only to settle the obligations of each respective VIE.

15

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands, Except Per Share Amounts)	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Residential whole loans	$124,988	$90,312	$441,223	$303,468
Securities, at fair value	12,740	14,257	28,921	56,690
Other interest-earning assets	2,366	1,168	7,437	1,800
Cash and cash equivalent investments	2,783	105	4,838	344
Interest Income	$142,877	$105,842	$482,419	$362,302

Interest Expense:
Asset-backed and other collateralized financing arrangements	$83,277	$31,770	$243,083	$104,597
Other interest expense	3,949	3,925	15,760	15,788
Interest Expense	$87,226	$35,695	$258,843	$120,385

Net Interest Income	$55,651	$70,147	$223,576	$241,917

Reversal of Provision/(Provision) for Credit Losses on Residential Whole Loans	$1,540	$3,537	$2,646	$44,863
Provision for Credit Losses on Other Assets	—	—	(28,579)	—
Net Interest Income after (Provision)/Reversal of Provision for Credit Losses	$57,191	$73,684	$197,643	$286,780

Other (Loss)/Income, net:
Net (loss)/gain on residential whole loans measured at fair value through earnings	(68,828)	(42,564)	(866,762)	16,243
Impairment and other net (loss)/gain on securities and other portfolio investments	(8,909)	23,594	(25,067)	74,496
Net gain on real estate owned	5,602	9,113	25,379	22,838
Net gain/(loss) on derivatives used for risk management purposes	1,458	399	255,179	1,426
Net gain/(loss) on securitized debt measured at fair value through earnings	43,091	6,772	290,639	15,027
Lima One - origination, servicing and other fee income	9,206	12,961	46,745	22,600
Other, net	1,945	4,415	9,297	12,473
Other (Loss)/Income, net	$(16,435)	$14,690	$(264,590)	$165,103

Operating and Other Expense:
Compensation and benefits	$17,049	$20,284	$76,728	$53,817
Other general and administrative expense	7,796	8,391	35,812	31,729
Loan servicing, financing and other related costs	7,901	12,277	42,894	30,867
Amortization of intangible assets	1,300	3,300	9,200	6,600
Costs associated with restructuring/forbearance agreement	—	—	—	—
Operating and Other Expense	$34,046	$44,252	$164,634	$123,013

Net (Loss)/Income	$6,710	$44,122	$(231,581)	$328,870
Less Preferred Stock Dividend Requirement	$8,219	$8,219	$32,875	$32,875
Net (Loss)/Income Available to Common Stock and Participating Securities	$(1,509)	$35,903	$(264,456)	$295,995

Basic (Loss)/Earnings per Common Share	$(0.02)	$0.32	$(2.57)	$2.66
Diluted (Loss)/Earnings per Common Share	$(0.02)	$0.34	$(2.57)	$2.63

16

Segment Reporting

At December 31, 2022, the Company’s reportable segments include (i) mortgage-related assets and (ii) Lima One. The Corporate column in the table below primarily consists of corporate cash and related interest income, investments in loan originators and related economics, general and administrative expenses not directly attributable to Lima One, interest expense on unsecured convertible senior notes, securitization issuance costs, and preferred stock dividends.

The following tables summarize segment financial information, which in total reconciles to the same data for the Company as a whole:

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended December 31, 2022
Interest Income	$100,800	$39,398	$2,679	$142,877
Interest Expense	56,046	27,231	3,949	87,226
Net Interest Income/(Expense)	$44,754	$12,167	$(1,270)	$55,651
Reversal of Provision/(Provision) for Credit Losses on Residential Whole Loans	1,631	(91)	—	1,540
Net Interest Income/(Expense) after Reversal of Provision/(Provision) for Credit Losses	$46,385	$12,076	$(1,270)	$57,191

Net (loss)/gain on residential whole loans measured at fair value through earnings	$(72,805)	$3,977	$—	$(68,828)
Impairment and other net loss on securities and other portfolio investments	(383)	—	(8,526)	(8,909)
Net gain on real estate owned	5,602	—	—	5,602
Net gain on derivatives used for risk management purposes	621	837	—	1,458
Net gain on securitized debt measured at fair value through earnings	29,159	13,932	—	43,091
Lima One - origination, servicing and other fee income	—	9,206	—	9,206
Other, net	86	472	1,387	1,945
Total Other (Loss)/Income, net	$(37,720)	$28,424	$(7,139)	$(16,435)

General and administrative expenses (including compensation)	$—	$13,026	$11,819	$24,845
Loan servicing, financing, and other related costs	5,876	281	1,744	7,901
Amortization of intangible assets	—	1,300	—	1,300
Net Income/(Loss)	$2,789	$25,893	$(21,972)	$6,710

Less Preferred Stock Dividend Requirement	$—	$—	$8,219	$8,219
Net Income/(Loss) Available to Common Stock and Participating Securities	$2,789	$25,893	$(30,191)	$(1,509)

17

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three Months Ended September 30, 2022
Interest Income	$90,406	$31,883	$1,583	$123,872
Interest Expense	47,780	19,856	3,943	71,579
Net Interest Income/(Expense)	$42,626	$12,027	$(2,360)	$52,293
Provision for Credit Losses on Residential Whole Loans	$(520)	$(68)	$—	$(588)
Net Interest Income/(Expense) after Provision for Credit Losses	$42,106	$11,959	$(2,360)	$51,705

Net loss on residential whole loans measured at fair value through earnings	$(226,894)	$(64,924)	$—	$(291,818)
Impairment and other net gain/(loss) on securities and other portfolio investments	1,620	—	(2,031)	(411)
Net gain on real estate owned	3,860	—	—	3,860
Net gain on derivatives used for risk management purposes	86,944	24,872	—	111,816
Net gain on securitized debt measured at fair value through earnings	79,471	19,387	—	98,858
Lima One - origination, servicing and other fee income	—	12,372	—	12,372
Other, net	282	35	815	1,132
Total Other Loss, net	$(54,717)	$(8,258)	$(1,216)	$(64,191)

General and administrative expenses (including compensation)	$—	$14,926	$14,949	$29,875
Loan servicing, financing, and other related costs	6,063	280	5,014	11,357
Amortization of intangible assets	—	1,300	—	1,300
Net Loss	$(18,674)	$(12,805)	$(23,539)	$(55,018)

Less Preferred Stock Dividend Requirement	$—	$—	$8,218	$8,218
Net Loss Available to Common Stock and Participating Securities	$(18,674)	$(12,805)	$(31,757)	$(63,236)

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
December 31, 2022
Total Assets	$6,065,557	$2,618,695	$428,153	$9,112,405

December 31, 2021
Total Assets	$7,567,084	$1,200,737	$371,867	$9,139,688

Reconciliation of GAAP Net Income to non-GAAP Distributable Earnings

“Distributable earnings” is a non-GAAP financial measure of our operating performance, within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Distributable earnings is determined by adjusting GAAP net income/(loss) by removing certain unrealized gains and losses, primarily on residential mortgage investments, associated debt, and hedges that are, in each case, accounted for at fair value through earnings, certain realized gains and losses, as well as certain non-cash expenses and securitization-related transaction costs. Management believes that the adjustments made to GAAP earnings result in the removal of (i) income or expenses that are not reflective of the longer term performance of our investment portfolio, (ii) certain non-cash expenses, and (iii) expense items required to be recognized solely due to the election of the fair value option on certain related residential mortgage assets and associated liabilities. Distributable earnings is one of the factors that our Board of Directors considers when evaluating distributions to our shareholders. Accordingly, we believe that the adjustments to compute Distributable earnings specified below provide investors and analysts with additional information to evaluate our financial results.

18

Distributable earnings should be used in conjunction with results presented in accordance with GAAP. Distributable earnings does not represent and should not be considered as a substitute for net income or cash flows from operating activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP net (loss)/income used in the calculation of basic EPS to our non-GAAP Distributable earnings for the quarterly periods below:

	Quarter Ended
(In Thousands, Except Per Share Amounts)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
GAAP Net income/(loss) used in the calculation of basic EPS	$(1,647)	$(63,410)	$(108,760)	$(91,266)	$35,734

Adjustments:
Unrealized and realized gains and losses on:
Residential whole loans held at fair value	68,828	291,818	218,181	287,935	42,564
Securities held at fair value	383	(1,549)	1,459	2,934	364
Interest rate swaps	12,725	(108,917)	(31,767)	(80,753)	(71)
Securitized debt held at fair value	(44,988)	(100,767)	(84,348)	(62,855)	(6,137)
Investments in loan origination partners	8,526	2,031	39,162	780	(23,956)
Expense items:
Amortization of intangible assets	1,300	1,300	3,300	3,300	3,300
Equity based compensation	2,480	2,673	3,540	2,645	2,306
Securitization-related transaction costs	1,744	5,014	6,399	3,233	5,178
Total adjustments	50,998	91,603	155,926	157,219	23,548
Distributable earnings	$49,351	$28,193	$47,166	$65,953	$59,282

GAAP earnings/(loss) per basic common share	$(0.02)	$(0.62)	$(1.06)	$(0.86)	$0.33
Distributable earnings per basic common share	$0.48	$0.28	$0.46	$0.62	$0.54
Weighted average common shares for basic earnings per share	101,800	101,795	102,515	106,568	109,468

19

The following table presents our non-GAAP Distributable earnings by segment for the quarterly periods below:

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended December 31, 2022
GAAP Net income/(loss) used in the calculation of basic EPS	$2,789	$25,893	$(30,329)	$(1,647)

Adjustments:
Unrealized and realized gains and losses on:
Residential whole loans held at fair value	72,805	(3,977)	—	68,828
Securities held at fair value	383	—	—	383
Interest rate swaps	10,202	2,523	—	12,725
Securitized debt held at fair value	(30,453)	(14,535)	—	(44,988)
Investments in loan origination partners	—	—	8,526	8,526
Expense items:
Amortization of intangible assets	—	1,300	—	1,300
Equity based compensation	—	53	2,427	2,480
Securitization-related transaction costs	—	—	1,744	1,744
Total adjustments	$52,937	$(14,636)	$12,697	$50,998
Distributable earnings	$55,726	$11,257	$(17,632)	$49,351

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended September 30, 2022
GAAP Net loss used in the calculation of basic EPS	$(18,674)	$(12,805)	$(31,931)	$(63,410)

Adjustments:
Unrealized and realized gains and losses on:
Residential whole loans held at fair value	226,894	64,924	—	291,818
Securities held at fair value	(1,549)	—	—	(1,549)
Interest rate swaps	(84,759)	(24,158)	—	(108,917)
Securitized debt held at fair value	(80,907)	(19,860)	—	(100,767)
Investments in loan origination partners	—	—	2,031	2,031
Expense items:
Amortization of intangible assets	—	1,300	—	1,300
Equity based compensation	—	61	2,612	2,673
Securitization-related transaction costs	—	—	5,014	5,014
Total adjustments	$59,679	$22,267	$9,657	$91,603
Distributable earnings	$41,005	$9,462	$(22,274)	$28,193

20

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans and securitized debt held at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these financial instruments. These adjustments are also reflected in the table below in our end of period stockholders’ equity. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our investment activities, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share as of the quarterly periods below:

	Quarter Ended:
(In Millions, Except Per Share Amounts)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
GAAP Total Stockholders’ Equity	$1,988.8	$2,033.9	$2,146.4	$2,349.0	$2,542.8
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	1,513.8	1,558.9	1,671.4	1,874.0	2,067.8
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	(70.2)	(58.2)	9.5	54.0	153.5
Fair value adjustment to Securitized debt, at carrying value	139.7	109.6	75.4	47.7	4.3

Stockholders’ Equity including fair value adjustments to Residential whole loans and Securitized debt held at carrying value (Economic book value)	$1,583.3	$1,610.3	$1,756.3	$1,975.7	$2,225.6

GAAP book value per common share	$14.87	$15.31	$16.42	$17.84	$19.12
Economic book value per common share	$15.55	$15.82	$17.25	$18.81	$20.58
Number of shares of common stock outstanding	101.8	101.8	101.8	105.0	108.1

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